News Release
Contact:    Mac McConnell
        Sr. Vice President & CFO
        713-996-4700
        www.dxpe.com

DXP Enterprises, Inc. and Precision Industries, Inc. Announce Definitive Agreement
For the Acquisition of Precision Industries, Inc.

Houston, Texas, August 19, 2007 – DXP Enterprises, Inc. (NASDAQ Global Market:  DXPE) and Precision Industries, Inc. announced today that DXP and Precision have entered into an all-cash definitive purchase agreement for DXP to acquire Precision.  The acquisition is subject to certain customary conditions, including regulatory approvals.  DXP expects to fund the cash consideration of approximately $106 million using available cash and borrowings under a new credit facility.

Precision Industries, Inc., with headquarters in Omaha, Nebraska, was founded in 1945 and has annualized 2007 sales of approximately $250 million.  Precision is a national industrial distribution leader with 160 locations providing innovative supply chain management solutions through branch-served custom contract solutions, integrated supply and e-Commerce programs.  Additional company information can be found on Precision’s website at www.precisionind.com.

“By acquiring Precision, a company with a long and established reputation for excellence and service, we continue to execute our growth strategy,” said David Little, Chairman and CEO of DXP.  “We believe that DXP and Precision are an ideal strategic and operational fit for each other and look forward to welcoming the Precision team to the DXP family.  Precision has a culture and business model that is similar to ours, and a successful management team with considerable experience and success in supply chain management.  Together, we believe we can better serve local and national customers, offer a broader range of products and services, and derive synergies by leveraging our combined purchasing power and customer service.”

“We are excited about joining DXP through this transaction, which will offer great opportunities for our customers and our employees,” said Dennis Circo, CEO of Precision.  He added, “DXP is gaining a talented team of employees who have worked very hard over the years to build Precision into the company it is today.”

“This transaction will be positive for Precision and DXP’s customers and employees,” said Mac McConnell, DXP’s Chief Financial Officer.”

DXP is represented by Stephens Inc. in this transaction.

DXP Enterprises, Inc. is a leading products and service distributor focused on adding value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908.  DXP provides innovative pumping solutions, integrated supply and MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in pumps, bearings, power transmission, seals, hose, safety, fluid power, and electrical and industrial supplies.  DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for its customers.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements.  Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.